Media Relations Contact Kara Leiterman, Schneider M 920-370-7188 leitermank@schneider.com For additional or story assistance, please contact Kara Leiterman, Media Relations Manager M 920-370-7188 leitermank@schneider.com Investor Relations Contact Christyne McGarvey Schneider 920-357-SNDR (7637) investor@schneider.com schneider.com/news Schneider National, Inc. announces quarterly dividend GREEN BAY, Wis. (July 29, 2026) – Schneider National, Inc. (NYSE: SNDR), a premier multimodal provider of transportation, intermodal and logistics services, announced today that on July 27, 2026, its Board of Directors declared a quarterly cash dividend of $0.10 per share on its Class A and Class B common stock, payable to shareholders of record as of September 11, 2026. The dividend is expected to be paid on October 9, 2026. About Schneider Schneider is a premier multimodal provider of transportation, intermodal and logistics services, helping customers turn supply chain complexity into greater control. Backed by more than 90 years of operational expertise and innovation, Schneider delivers reliable, flexible and responsible solutions that help businesses move freight with confidence. Schneider’s broad portfolio includes Regional and Long-Haul Truckload, Expedited, Dedicated, Bulk, Intermodal, Brokerage, Warehousing, Supply Chain Management, Port Logistics and Logistics Consulting. Through its digital marketplace, Schneider FreightPower®, the company gives shippers access to an expanded, highly flexible capacity network and carriers access to quality drop-and-hook freight. For more information about Schneider, visit Schneider.com or follow the company socially on Facebook, LinkedIn and X: @WeAreSchneider. Always Delivering. Always Ahead. Source: Schneider SNDR -END-